SECURITIES AND EXCHANGE COMMISSION

                          Washington, D. C. 20549

                                 FORM 8-K



                              CURRENT REPORT


Pursuant to Section 13 or 15(d)   of the
                      Securities Exchange Act of 1934


                               July 21, 1995
             ------------------------------------------------
             Date of Report (Date of earliest event reported)


                       NORTHWEST NATURAL GAS COMPANY
      -----------------------------------------------------
          (Exact name of registrant as specified in its charter)



     Oregon                  0-994                93-025-6722
  -------------           -----------         ------------------
   (State of              (Commission            (IRS Employer
 incorporation)          File Number)         Identification No.)


               220 NW Second Avenue, Portland, Oregon 97209
               --------------------------------------------
                 (Address of principal executive offices)


                              (503) 226-4211
            --------------------------------------------------
            Registrant's telephone number, including area code






Item 5.   Other Events
- -------   ------------

          On July 21, 1995, a jury in an Oregon state court returned a verdict against the Company in the case of Northwest
                                                      ---------
Natural Gas Company v. Chase Gardens, Inc. (Lane County Circuit
- ------------------------------------------
Court Case No. 16-91-01370). The case commenced with a crop lien foreclosure action by the Company for recovery of past-due gas service charges. The defendant, Chase Gardens, Inc., counter-claimed for breach of contract and intentional interference with its business relationship with a bank, based upon an allegation that the filing of the crop liens caused its nursery business to fail.

          The jury returned a verdict against the Company on the breach of contract counter-claim for actual damages of $1.9 million. Alternatively, the jury brought a verdict on the intentional interference counter-claim for actual damages of $2.1 million, plus punitive damages of $3.0 million. The jury also allowed the Company's offsetting claim for past-due gas service charges in the amount of about $0.2 million.

          The Company intends to ask the trial court to enter a judgment for the Company, notwithstanding the verdict, on both of Chase Gardens' counter-claims. If that effort is unsuccessful, the Company intends to appeal the decision to the Oregon Court of Appeals. It is unclear how much, if any, of the verdict for either counter-claim would be covered by insurance.

          If the Company is unsuccessful in overturning or reducing the damage award in this case, or in recovering any portion of the loss through insurance, the maximum amount payable by the Company (not including legal fees, costs and post-judgment interest) would be about $4.9 million. A payment of such amount would reduce earnings by about $0.20 per share. After a full review, the Company will determine what portion of this amount to reserve as a charge against results for the quarter ending September 30, 1995.

                                 SIGNATURE

       Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                           NORTHWEST NATURAL GAS COMPANY
                           -----------------------------
                                     Registrant


                           By        /s/ Bruce R. DeBolt
                                -------------------------
                                Bruce R. DeBolt
                                Senior Vice President and
                                Chief Financial Officer

Date:  July 24, 1995